Final Transcript
Nov 01, 2011 / 09:00PM GMT, PWAVD - Q3 2011 Powerwave Technologies Inc Earnings Conference Call

Final Transcript

Conference Call Transcript PWAVD - Q3 2011 Powerwave Technologies Inc Earnings Conference Call Event Date/Time: Nov 01, 2011 / 09:00PM GMT

CORPORATE PARTICIPANTS

 Tom Spaeth
 Powerwave Technologies, Inc. - VP and Treasurer

 Kevin Michaels
 Powerwave Technologies, Inc. - CFO and Secretary

 Ron Buschur
 Powerwave Technologies, Inc. - President and CEO

CONFERENCE CALL PARTICIPANTS

 Steve O'Brien
 JPMorgan - Analyst

 Mike Walkley
 Canaccord Genuity - Analyst

 Tom Rebinoff
 Fore Research and Management - Analyst

 Arun Seshadri
 Credit Suisse - Analyst

 Zach Zollners
 MTR Securities - Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the third-quarter 2011 Powerwave Technologies earnings conference call. My name is Tom and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will be conducting a question-and-answer session towards the end of today's conference. (Operator Instructions).

I would now like to turn the presentation over to Tom Spaeth, Powerwave's Treasurer. Please proceed.

 Tom Spaeth - Powerwave Technologies, Inc. - VP and Treasurer

 Thank you. Good afternoon, and welcome to Powerwave Technologies' third-quarter 2011 financial results conference call. I am Tom Spaeth, Powerwave's Treasurer. Joining us on today's call will be Ron Buschur, President and Chief Executive Officer, and Kevin Michaels, Chief Financial Officer.

Before starting, I would like to point out that various remarks we make about future expectations, plans and prospects for Powerwave, including but not limited to, anticipated revenues and revenue growth rates; the split between operator and OEM sales; operating margins; gross profit margins; earnings per share levels; cash flow projections; revenue composition; supply chain constraints and shortages; manufacturing levels; improvements in cost structure; future cost savings related to our cost reduction activities; the timing of restructuring actions and associated cost savings; demand levels for the Company's product lines; projected growth in market share; trends in the wireless infrastructure market; the timing of product deliveries and future orders; the Company's ability to grow its core wireless business, and enter into and compete in vertical markets for its products, such as government and defense markets; common stock prices; the Company's ability to resolve new product production issues; debt purchases; the success of new products; expense levels; capital expenditures; inventory turns; tax rates; and days sales outstanding, are all forward-looking statements, which are intended to qualify for the Safe Harbor from liability established by the Private Securities Reform Act of 1995.

These statements are subject to numerous risks and uncertainties that could cause Powerwave's actual results to be materially different from those projected or implied. Some of the risks and uncertainties include our ability to accurately forecast and anticipate customer orders; our ability to obtain material components within expected lead-times; realize anticipated cost savings and synergies; execute restructuring activities in a timely fashion; the negative impact on demand for our products due to the macroeconomic environment; reduced demand due to industry consolidation among our major customers; fluctuations in foreign currencies; the ability to accurately forecast cash flows and credit collections; the ability to enter into new markets for our products and solutions; the impact of competitive products and pricing; economic and political conditions; and the loss of one or more significant customer accounts.

Please refer to our press release, Powerwave's current Form 10-K for the fiscal year ended January 2, 2011, or our Form 10-Q for the quarterly period ended July 3, 2011, and other filings, which are on file with the Securities and Exchange Commission, for additional information on factors which could cause our actual results to be different from those projected or implied. In addition, on this call, we will discuss non-GAAP financial information. A reconciliation of the non-GAAP financial information to our financial statements as prepared under GAAP is included in our press release dated today, which can be found at our website at Powerwave.com and on Business Wire. The press release also has detailed information concerning several of the significant items impacting our results, and we urge you to review that information.

Now I'm going to turn the call over to Kevin Michaels, Powerwave's Chief Financial Officer.

 Kevin Michaels - Powerwave Technologies, Inc. - CFO and Secretary

 Thank you, Tom. With all of these risk factors in mind, I would like to start by reviewing our financial results, which are also summarized in our press release.

Net sales for the third quarter of 2011 were $77.1 million and we reported a GAAP net loss of $35.1 million, which equates to a basic loss per share of $1.09. This includes a total of $2.1 million of non-cash debt discount amortization, interest accretion expense, and the net loss on the repurchase of debt related to certain of our outstanding convertible notes, as well as $1.8 million of non-cash, pretax stock-based compensation expense and $100,000 of restructuring expense in the quarter. All these charges and amortization totaled approximately $4.1 million for the third quarter.

On a pro forma basis, excluding the restructuring charges, the debt related charges, and the stock-based compensation expenses for the quarter, our pro forma net loss was $28 million, which equates to a pro forma net loss of $0.87 per share. I do want to note that our per-share amounts reflect the impact of the 1-for-5 reverse stock split that was approved by our shareholders with an effective date of October 28, 2011. The total shares outstanding for the third quarter, as adjusted for the reverse stock split, are approximately 32.2 million shares.

Now looking at our revenues on a geographic basis, our total Americas revenue for the third quarter was approximately $32.5 million, or 42% of revenue. Our total Asia-Pacific sales were approximately $14.6 million, or 19% of revenue. Total European and other international revenues were $30 million or approximately 39% of revenue. In the third quarter, antenna systems product group sales totaled $45.3 million or 59% of total revenue. Base station subsystem sales totaled $19.2 million or 25% of revenue, and coverage solution sales totaled $12.6 million or 16% of revenue. Our total 3G related sales were approximately $43.8 million, or 57% of our total revenue.

Our 2.5 and 2G-related sales were approximately $21.9 million or 28% of revenue, and our 4G sales, which includes LTE and WiMAX, were approximately $11.4 million or 15% of revenue. In terms of our customer profile in the third quarter, total OEM sales account for approximately 32% of our total revenues, and direct and operator sales account for approximately 68%. Our largest customers for the third quarter included Ericsson and one of our eastern European resellers, both of which reached 11% of revenues for the quarter.

Moving on to gross margin, on a GAAP basis, our total consolidated gross profit margin was 7.5% in the third quarter. In our press release on page four, there is a table with a reconciliation of the various factors impacting our gross margin for the quarter. On a pro forma basis, excluding stock compensation expense, which totaled $200,000, our pro forma gross profit margin was 7.8%.

Next I'll review our operating expenses for the third quarter. Our sales and marketing expenses were $7.5 million; research and development expenses were $15.3 million; and G&A expenses were $11.6 million. Our total operating expenses, including $1.6 million of stock compensation expense, were $34.6 million for the quarter. On a pro forma basis, which excludes restructuring charges and stock compensation expense, our total operating expense is equal to approximately $32.8 million.

In terms of other income and expense, we recorded a total of approximately $6.4 million of other expense in the third quarter of 2011. Included in the other expense is approximately $400,000 of non-cash debt discount amortization expense during the quarter associated with our 1.875% subordinated notes; approximately $900,000 of interest accretion associated with our 2.75% senior subordinated notes; and approximately $900,000 net loss related to the repurchase of notes, which is primarily associated with the expensing of the unamortized debt discount associated with such repurchased notes. In total, all of these represent $2.1 million of non-cash debt-related expenses for the quarter.

In addition, during the quarter, we recognized a net foreign currency translation loss of approximately $2.2 million, which was due primarily to the stronger Chinese currency. This loss is also included in other expense. On a pro forma basis, excluding the debt-related amortization and interest accretion, and net loss in the repurchase of the notes for the quarter, our net other expense is $4.3 million.

For the third quarter, we incurred a tax benefit of approximately $200,000, or a rate of less than 1%. While we continue to evaluate our future tax rate based upon our diverse international operations, we currently estimate that our effective worldwide tax rate will be between approximately 15% to 20% for 2011. I want to stress that this estimate will fluctuate based upon our actual results.

Next, I'll review our balance sheet. Total cash at October 2, 2011 was approximately $46.6 million of which $900,000 is restricted cash. For the third quarter, our cash flow from operations was the use of approximately $25.7 million, and our total capital spending was approximately $2.3 million in the quarter.

As Ron will discuss, we are finalizing our restructuring plans and are implementing them as quickly as possible. We believe that we will achieve significant cost savings over the next two quarters, with a significant portion achieved during the current quarter. Therefore, we believe that we will significantly reduce our use of cash during the fourth quarter. And combined with our continuing collection efforts, we are driving to achieve breakeven or better in cash uses for the fourth quarter.

For the third quarter, our net inventory was $84.5 million. Our total net Accounts Receivable was $147.9 million. We currently anticipate that our DSOs should decrease during the fourth quarter, as we anticipate increased collections throughout the next two quarters. After the end of the quarter, we completed the sale and leaseback of our corporate headquarters facility in Santa Ana, California. We received net proceeds from the transaction of $49.1 million, and entered into a 15-year lease of the facility.

Now I'd like to turn the call over to Ronald Buschur, Powerwave's President and Chief Executive Officer.

 Ron Buschur - Powerwave Technologies, Inc. - President and CEO

 Thank you, Kevin, and good afternoon, everyone. Let me start by first stating that we are very disappointed in our revenues for the third quarter. We are taking the steps necessary to both drive future revenues and to ensure that we have maintained the appropriate cost structure in this economic environment.

Since we spoke two weeks ago, we have been moving forward to finalize our restructuring plans, as well as prepare to implement them as quickly as possible. From a top-level point of view, our plan is to quickly reduce the manufacturing cost structure in order to reduce the significant variances and absorption issues that can be seen in our third-quarter results. In addition, we will be implementing operating expense reductions to drive a more cost-effective operating model going forward. This helps to preserve our cash while our business rebounds.

We currently expect that our restructuring will be implemented over the next two quarters, with a significant amount of implementation during the current quarter. Our goals are to drive our gross margins back to our previous target range to the mid- to high-20% range. For operating expenses, we are targeting to get to a quarterly rate of $28 million, excluding non-cash compensation expenses.

As Kevin stated, we believe that we will achieve significant cost savings over the next two quarters. Therefore, we believe that we will be able to significantly reduce our cash burn during the fourth quarter. And combined with our continued collection efforts, we are driving to breakeven or better in cash used for the fourth quarter. In addition, we are focusing on increasing our revenues and continuing to drive our business to higher margin solution sales.

We need and will continue to grow our core wireless business, while expanding into other market segments such as government sector, which we are creating true solutions utilizing all of our technologies and engineering expertise. These new solutions, such as Active Antenna Arrays, iCC programmable filter, the Pico cell products, along with our RMDU solutions, have gained significant interest across multiple vertical markets.

In addition, we have the state-of-the-art facilities and cost-effective geographic locations, with what we believe are the best personnel. We have positioned Powerwave well for long-term continued success. I continue to be very excited about the prospects of our business over the next few years.

And now I'd like to turn the call over to the Operator and address any questions you may have.

 QUESTION AND ANSWER

Operator

 (Operator Instructions). Steve O'Brien, JPMorgan.

 Steve O'Brien - JPMorgan - Analyst

 Thanks for taking my questions. I guess, first off, on the expectation for breakeven cash used in the fourth quarter, can you give us any help with what you'd expect revenues or demand to be in order to achieve that goal?

 Ron Buschur - Powerwave Technologies, Inc. - President and CEO

 Well, right now, as we had stated a few weeks ago, that we obviously expect to be able to improve the revenue over the $77 million. With what we see today, when we're looking at the sales opportunity, a lot depends on whether AT&T and other large North America operators continue to grow and build out their sales.

We're taking a conservative view that with the sales -- with a slight increase over what we had seen this last quarter, that we can still achieve these types of cash flow breakeven scenarios out of the operation, assuming we collect. And if we see the upside that we're driving towards within the sales for this quarter, then at that point, we should see some incremental improvement over that. So at this point, we're not giving specific guidance for the quarter, but we certainly believe we'll do better than what we had provided for Q3.

 Steve O'Brien - JPMorgan - Analyst

 I guess, on that, I know it's hard to forecast, Ron, and it's only been barely two weeks, I guess, since we last spoke, but have you seen any signs or indications that orders could come through this quarter? Or is it shaping up to be an extremely back-end loaded quarter like last quarter?

 Ron Buschur - Powerwave Technologies, Inc. - President and CEO

 No, we're seeing -- and again, it has been a short period of time, but we are seeing some indications that some of the operators are looking to spend this quarter. And as you know, unfortunately, Q4 is always a back-end loaded quarter, just by nature of the holidays and what takes place. So at this point, we do see some opportunities here for us to capitalize on some sales early in the quarter, but I think it's going to be a traditional Q4 as well.

 Steve O'Brien - JPMorgan - Analyst

 Can you update us with respect to your Thailand facility and any disruptions to the operations there? And what your assumptions or expectations are for production out of those operations?

 Ron Buschur - Powerwave Technologies, Inc. - President and CEO

 Yes, we haven't had any disruptions out of our Thailand facility. We're thankful for that. I think most of the disruption took place more towards Bangkok and not out in the Chonburi region that we have our manufacturing facilities located in. So, we don't see any impact to that.

We had a few suppliers that did have some issues with the flooding, but we had multiple sources for those component. So we don't see an impact that's going to take place regarding the flooding in that region. The area and the operation there in Thailand has ramped up several new products, and we're pleased with the performance that they've been able to demonstrate.

 Steve O'Brien - JPMorgan - Analyst

 Okay. And maybe just lastly on the working capital, I think I heard that DSOs, you targeted to decline next quarter on better collections, further collections. Can you just maybe give us a little more color on the inventory and payables side?

 Kevin Michaels - Powerwave Technologies, Inc. - CFO and Secretary

 Sure. On the inventory side, I mean, we -- obviously, we took a lot of actions at the end of last quarter, so we tried to hold our inventories down. I mean, obviously, we had some increase, but still they didn't go up dramatically.

But we feel the inventory is all very current products, all very new stuff, so we think we're adequately reserved there. We don't expect to see any kind of significant charges with that inventory. Obviously, over time here, we expect to see the numbers come down some but it's all very current stuff. So we think that we're more than adequately covered there.

 Steve O'Brien - JPMorgan - Analyst

 And on the payables there, Kevin?

 Kevin Michaels - Powerwave Technologies, Inc. - CFO and Secretary

 Payables, our payables -- you know, we continue to pay our suppliers. We're fine and we have negotiated some lengthening out of some terms with them. So we don't believe there's any issues there.

 Steve O'Brien - JPMorgan - Analyst

 Great. Thanks a lot.

Operator

 Mike Walkley, Canaccord Genuity.

 Mike Walkley - Canaccord Genuity - Analyst

 Just following-up maybe on your OEM customer mix -- second straight quarter of pretty good drop at Nokia Siemens. Is it just an inventory balancing maybe with that customer? Or do you have any idea of potential share loss or second sourcing that maybe doing it, since they've been a very strong customer for a long time?

 Ron Buschur - Powerwave Technologies, Inc. - President and CEO

 Well, Mike, as you know, we had talked about for the last year that we were focusing on more of the solution-types of products, and that we weren't going to continue to be chasing the commodity pricing that exists in some of the OEMs. And that has been a model and the focus of the Company now for at least a year. We're continuing down that path.

With that said, we do have several projects that we're currently quoting in programs that we're looking at participating in Nokia Siemens' future product offering with, that we think would be in line with our business model and something that we'll continue to pursue.

 Mike Walkley - Canaccord Genuity - Analyst

 Okay, thank you. And Ron, maybe just building on that, obviously, going through a transitional period with some new products in the pipeline. Can you maybe just give us an update on some products you highlighted in your prepared comments, such as the Active Arrays and Pico cells? And given the macro environment, is there any risk to those getting maybe pushed out as new developments, given some cautious carrier spending? Or you still see pretty good visibility into that several quarters out? Thanks.

 Ron Buschur - Powerwave Technologies, Inc. - President and CEO

 You know, Mike, I think that's a great question. And looking at the Active Array, we have multiple trials going on with customers in North America; customers in the European market; and customers in Latin America. So we see that as a strong product moving forward. And we have cooperation that's taking place with an OEM to provide the baseband for that Active Antenna Array. So we're pleased with that.

Looking at the Pico cell, that's a little further along and a little further out, as far as looking at revenue projections. As we had alluded to in previous conference calls, that's more of a Q3 type of time frame, based on the rollouts that some of the operators have given us and the timelines for the qualification.

We have had some good success with the iCommand and the RMDU within the government sector and some of the other customers in other vertical markets. And we're pleased with that. And we think that as the consolidation takes place in some of the operator types of customer spaces that we're servicing today, that the iCommand will be of benefit for them to better utilize the spectrum, and to be more efficient with the combining of their networks.

 Mike Walkley - Canaccord Genuity - Analyst

 Okay. Great, thank you very much. And one last question and I'll pass it on. Just you talked about the recovery more North America-centric. Can you give us just an update? I know a couple of weeks ago with Eastern Europe and other areas, any improved visibility on kind of a regional basis? Thank you.

 Ron Buschur - Powerwave Technologies, Inc. - President and CEO

 Well, we certainly aren't seeing any improvement in the European market right now. I think that's very similar to what we had anticipated and what we had talked about a few weeks ago. We do think that there may be some opportunities in the Middle East that are freeing up. We still see that part of the Egyptian market is a little more difficult yet with the funding that's frozen; but other regions seem to be seeing a slight pickup. So we're, I guess, optimistic on that.

And North America, as we had said, we're hoping to see a slight improvement there this quarter. And we currently have some discussions that are ongoing in parts of Russia and in that region, to see if we believe this quarter, we'll see an improvement with those customers. But at this point, we're being cautious on our outlook, and I think, being a little conservative versus optimistic.

 Mike Walkley - Canaccord Genuity - Analyst

 Okay. Thanks, Ron, for taking my questions.

Operator

 Tom Rebinoff, Fore Research and Management.

 Tom Rebinoff - Fore Research and Management - Analyst

 Thanks for taking my questions. I have two quick questions. The first one is on your cash flow situation. So in terms of your ability to access your revolver, are there any covenants that will prevent you from accessing the full capacity under your revolver? That is question number one.

Question number two, when you think about cash burn in Q4 -- and really, I guess, cash burn in Q1, which is supposed to be one of your weaker quarters, what is your expectation?

And lastly, just kind of thinking about your announcements last week in terms of AT&T and some of the other telcos slowing down, a couple of tower companies actually reported today. And the message that came from them was pretty much the exact opposite. They said there was no slowdown whatsoever. So I'm just trying to understand -- how do you think about that? Is there -- I mean, what is it that I'm missing in terms of what's happening with your Company versus some of the other companies that are basically selling to the same end customers? Thank you.

 Kevin Michaels - Powerwave Technologies, Inc. - CFO and Secretary

 Sure. Let me answer the first couple. In terms of our revolver, we have availability on our revolver. It's tied to a borrowing base, but obviously, we're not using it. So there's no covenant. We're in compliance with our covenants. The covenants basically don't kick in unless we're borrowing under it. And going forward, we certainly -- we have availability there. We're in compliance. Longer-term, we'll work with the bank if, in future quarters, we need to make some adjustments out there in covenants, we'll deal with that.

In terms of the cash burn, I mean, we're really focused right now. And in terms of, obviously, our goal for the Q4 is to be neutral or positive overall on all total uses of cash. And that would be our same goal for Q1. So those are our goals, but we're not going to provide forecasting guidance right now. But that's what our targets is.

In terms of the issues -- what other customers may see or may not see, or other competitors, I think if you could speak to our real competitors, they're all private companies. I think if you spoke to our competitors, I think they would tell you they're seeing the same kind of slowness and issues that we're experiencing. I think if you look at a number of analysts' reports out there, it's the same commentary out there.

Clearly, we've never said that people are not -- and when you're talking particular about North America, we never said that they weren't continuing to deploy activity; they're just not pulling in new equipment. And that's what we think is there from our views across our customer base and our direct questions to our customers. We've asked if they have shifted to other suppliers. The answer we get is, no. So we don't believe there's any big market share shift there. But that's all we can say.

 Tom Rebinoff - Fore Research and Management - Analyst

 Got it. So basically what you're saying is this is more of an inventory correction more so than a revenue that is going to be lost going forward, basically?

 Ron Buschur - Powerwave Technologies, Inc. - President and CEO

 Yes.

 Tom Rebinoff - Fore Research and Management - Analyst

 Got it. Okay. Thank you.

Operator

 Arun Seshadri, Credit Suisse.

 Arun Seshadri - Credit Suisse - Analyst

 Thanks for taking my questions. First, I just wanted to generally get a sense from you -- what likelihood would you place on a further significant revenue decline in Q4? The reason I ask that is in the '08 time frame, granted, a slightly worse macroeconomic environment, it took about two or three quarters for your revenue to really bottom. So maybe we could start with that.

 Ron Buschur - Powerwave Technologies, Inc. - President and CEO

 Well, first of all, I don't think the situation that caused most of our impact here in Q3 is similar to what took place in that time period. And second of all, we do believe that there is some other market segments and business that we're going to be able to offset some of that slowdown that we had outlined.

And third, we don't believe that we're going to be much lower than what we had seen here. We think we have hit the bottom. Obviously, if we had better visibility on that, we would certainly be giving you upside guidance. But we don't believe that it's going to be based any lower than what we had just reported to you. So we believe that we have hit the bottom, moving forward.

 Arun Seshadri - Credit Suisse - Analyst

 Okay, appreciate that. And then I just wanted to find out, based on your-- the covenants in your senior notes, the new 2.75% senior note, how much additional secured debt can you raise in the event that you're not able to borrow on your revolver? How much debt can you raise ahead of your senior 2.75% converts?

 Kevin Michaels - Powerwave Technologies, Inc. - CFO and Secretary

 There's no covenant on future indebtedness in those bonds. So in theory, there's no limit.

 Arun Seshadri - Credit Suisse - Analyst

 So to the extent that you are able to raise -- at least to the extent -- if you don't have -- I guess the question is, if you don't have access to your revolver, you could potentially shut the revolver down and raise new secured debt, right? That's (multiple speakers) --

 Kevin Michaels - Powerwave Technologies, Inc. - CFO and Secretary

 In that kind of very hypothetical thing, we would take issue. We don't believe we will not have access to the revolver. But we also don't believe we'll be needing it in either term because we think we have more than adequate cash. But yes, we could take on additional debt. There is not a restriction prohibiting that.

 Arun Seshadri - Credit Suisse - Analyst

 Got it. Okay. And then, finally, just wanted to get a sense as far as your visibility goes, I mean, you answered a few questions about it, but generally speaking, is it about five to six weeks normally? And can you talk about when you will have some view into what Q1 could look like?

 Ron Buschur - Powerwave Technologies, Inc. - President and CEO

 Well, I think the five to six weeks is generous, as we've always talked about, as far as visibility going forward. I don't think anyone in this space, at least at our level of supply, has much better visibility than that. So we don't see that improving, even as we go through with the total economic slowdown improves tomorrow morning to where we're going to have better visibility than that. That's part of the business and the challenges. And that's the reason that we think it's very critical for the long-term of the Company to have diversification in other vertical markets, so we're not so dependent on this market that doesn't seem to have that great a visibility, and can't forecast its demands very well.

 Kevin Michaels - Powerwave Technologies, Inc. - CFO and Secretary

 And let me just add onto that. And just to be a little clearer, I think when we're discussing visibility, we're talking booked orders. And as we've discussed many times, that orders -- people are not placing long lead-time orders out there.

We certainly have forecasts that go out through the quarter' we have forecasts out into the first quarter. Obviously, we just suffered a large miss. So we want to be conservative. We have forecasts -- we are planning out in the first quarter, and we have forecasts there; but at this stage, we think it's more prudent for us not to provide guidance out there. But certainly from our internal forecasting process, we do look at those areas.

 Arun Seshadri - Credit Suisse - Analyst

 Okay. One final question. I mean, this obviously comes to mind, given the significance of the drop-off. Have there been any issues with products -- defects, et cetera, at all out there?

 Ron Buschur - Powerwave Technologies, Inc. - President and CEO

 No, we had -- Arun, as we had stated in Q1, we had issues where we were trying to ramp up some of the LTE products, and we had issues with the quality of those products in the factory. We had pulled back and worked on the product that was affected. And at this point, there is no quality issues or concerns around the product that's out in the field or with our customers.

 Arun Seshadri - Credit Suisse - Analyst

 Okay, so given your expectations then, it's really a question of time -- at some point, you believe your revenues will basically rebound, and you're just taking the actions that you feel you have to take from a cost standpoint to preserve your liquidity, waiting for that rebound point, right? Is there anything at all that you can tell where you feel like there is a permanent reduction in your revenue opportunity?

 Ron Buschur - Powerwave Technologies, Inc. - President and CEO

 No, I think you hit on it correctly. What we're doing is making sure that we have a cost structure in place that will preserve the equity that we have and the cash that we have in the business; not jeopardize the future or the future products or our customers, or our ability to service the customer, and make sure that our customers are satisfied with the next generation of products. And in doing so, we think that we can size this business appropriately.

And as the business grows, we'll grow with that sequentially and we'll make sure that we're prudent in how we bring on additional resources. But at this point, I think it's best to go in and implement the strategies that we have, and make sure that we position the Company for its long-term success that we know we'll be able to provide you, as shareholders.

 Arun Seshadri - Credit Suisse - Analyst

 I appreciate the comments. Thank you.

Operator

 Eric Reubel, MTR Securities.

 Zach Zollners - MTR Securities - Analyst

 This is actually [Zach Zollners] calling in for Eric. Thanks for taking my questions.

So first off, I want to touch on gross margin. I know in your prepared remarks, you guys discussed the reduction in OpEx, with a substantial amount of that coming in next quarter. But it looks like to get to this cash use breakeven level, that you also need that recovery in gross margins. And when we think of the 25% to 30% level, is this a targeted level for next quarter? Or is this something that's a process over the next couple of quarters, to get back to that level?

 Kevin Michaels - Powerwave Technologies, Inc. - CFO and Secretary

 Sure, I'll start with that. And I think what we tried to discuss also in our restructuring activities is we're certainly trying to reduce down some of our manufacturing costs. And we're taking actions in those areas. So we expect to see some significant improvement in gross margins.

Our target of trying to be cash breakeven or cash flow positive is a combination of a good improvement in gross margins as well as some working capital benefits. We believe we can cut some of our AR and generate some additional cash flow there. So, from a model standpoint, we certainly -- a little longer term out -- we're targeting to get back into that, the high 20's of gross margin, but it will be a process. But we think in the short-term, we can see some significant improvements there. And that, combined with some working capital management, we should be able to be cash flow neutral or cash flow positive.

 Zach Zollners - MTR Securities - Analyst

 Okay. Great. I guess, second question and my last question, I noticed during the quarter that some of the breakdown by 2, 2.5G, 3G, and 4G was substantially different from some of the prior quarters. I guess when we think about that breakdown, it's sort of this tail that's still in 2G. Is that sustainable?

 Ron Buschur - Powerwave Technologies, Inc. - President and CEO

 Well, I think the 2G, if you look at that sales, we do believe it's sustainable, because parts of it is in the APAC region; part of it is in the emerging markets; and part of it is in the Middle East, when we're looking at the 2G/3G buildout. So I don't think that that's going to shift anytime soon. And when you're looking at the customers there in those regions, they don't have any immediate plans to shift to an LTE network here in the next few years.

 Zach Zollners - MTR Securities - Analyst

 Okay, great. Thanks, guys.

Operator

 Ladies and gentlemen, this concludes the question-and-answer portion of today's call. I will now turn the call back over to Ron Buschur, Powerwave's CEO.

 Ron Buschur - Powerwave Technologies, Inc. - President and CEO

 I want to thank everyone for joining us today and your continued interest in Powerwave Technologies. We look forward to sharing with you our results in the fourth quarter.

Operator

 Ladies and gentlemen, thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Have a great day.

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